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Mr. William Miller
April 3, 1996
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AVID TECHNOLOGY, INC.



                                  April 3, 1996



Mr. William J. Miller
360 Bachman
Los Gatos, CA 95030

Dear Bill:

      This letter is to extend to you an offer to become the Chief Executive Officer and Chairman of the Board of Avid Technology, Inc. ("Avid"), upon the following terms:

1.Position. Upon acceptance of Avid's offer, you will become the Chief Executive Officer and Chairman of the Board of Avid and devote your full business time and efforts to the business of Avid, provided that until September 30, 1996 you may provide up to one day per month of consulting services for your prior employer.

2.Base Salary. You shall be paid a base salary at the rate of $375,000 per annum, subject to annual review by the Board of Directors after fiscal 1996.

3.Bonus. Avid shall pay to you a performance bonus for the year ending December 31, 1996 at the discretion of the Board of Directors. Assuming satisfaction of your performance objectives for such year, your bonus potential for fiscal 1996 shall be in the range of 50-80% of your base salary. For subsequent years, your bonus will be based on an executive compensation plan that you will have the responsibility for developing and submitting to the Board of Directors for approval.

4.Benefits and Vacation. You shall be entitled to participate in all benefit programs that Avid establishes and makes available to its employees. You shall be entitled to four (4) weeks paid vacation per year.

5.Options.

(a) Upon your acceptance of this letter, Avid shall grant to you options for 200,000 shares of its Common Stock under its 1994 Stock Option Plan at an exercise price equal to the last reported sale price of the Common Stock on the business day preceding the day on which you accept this letter. Such option shall become exercisable, depending on your continued employment with Avid, at the rate of 25% at the end of 12 months and 6.25% at the end of each three-month period thereafter, provided that the vesting of such option shall accelerate in the event of any sale of the business of Avid by merger, acquisition of assets or other form or reorganization. Such options shall be "incentive stock options" to the extent permitted by the Internal Revenue Code, and the balance shall be non-qualified options.

(b) In addition, upon your acceptance of this letter, Avid shall grant to you an option for 50,000 shares of Common Stock, at an exercise price determined in accordance with paragraph (a) above, vesting on the eighth anniversary of the date of grant if you are employed by Avid on such date. However, these options shall become immediately vested and exercisable if the last reported sales price of Avid Common Stock on the Nasdaq National Market (or a national securities exchange) is at least $50 per share (adjusted for stock splits and similar events) for 20 consecutive trading days prior to September 30, 1998.

6.    Relocation.

(a) Avid shall reimburse you for reasonable moving and travel expenses incurred by you in moving to Massachusetts, including the expense of moving one horse, as well as real estate brokerage fees, mortgage recording fees, transfer and documentary taxes, recording fees, title insurance fees, property inspection costs, termite inspection costs, home protection plans, escrow charges, legal fees and similar out-of-pocket expenses incurred in selling your house in California and purchasing a residence in the Massachusetts area.

(b) Avid shall also reimburse you for the rental payments for temporary housing in Massachusetts for up to six months until you are able to secure permanent housing in the Massachusetts area.

(c) At your request, within 90 days of this Agreement, Avid shall purchase or cause to be purchased your home at 360 Bachman Street, Los Gatos, California for a purchase price equal to your cost (approximately $610,000) or such higher appraised fair value as may be approved by Mr. Robert Halperin in his absolute discretion. Such purchase shall be made to enable you to begin employment at Avid immediately and to enable you to devote full time to Avid without the discretion of managing the sale of your home in California.

7.Severance. If Avid terminates your employment without Cause, or if you voluntarily terminate your employment for Good Reason, (i) the option described in paragraph 5(a) shall become vested and exercisable to the extent that such option would have become vested and exercisable if you had remained in the employ of Avid for an additional twelve months, and such options may be exercised until the end of the period during which you are receiving severance payments under this Agreement, and (ii) Avid shall pay to you, in equal monthly installments, a severance amount equal to your annual base salary at the time of termination; provided that if such termination occurs prior to the second anniversary of the commencement of your employment, Avid shall also pay to you, during the second 12-month period following termination, on a monthly basis, the amount by which your monthly base salary at the time of termination exceeds your monthly compensation from your new employer. During such severance period (12 or 24 months as applicable), you shall be entitled to continuation of health insurance and other fringe benefits until you find other employment, and if you do not find employment in Massachusetts you shall be reimbursed for relocation expenses back to California or Minnesota as you may elect. "Cause" shall mean willful misconduct, gross negligence or any crime involving moral turpitude. "Good Reason" shall mean a significant diminution in your duties or responsibilities or any acquisition of Avid that results in your no longer serving as CEO of an independent public company.

8.Non-Compete. While you are employed by Avid and for a period of one year after the termination of your employment, you shall not, directly or indirectly, (i) engage in the business of developing, making or selling any product competitive with any product being developed, made or sold by Avid while you were employed by Avid or (ii) recruit or solicit any employee of Avid to leave Avid.

9.Indemnification. The indemnification provided to you by Avid as an officer and director shall continue after termination of your employment for all acts occurring during the period of your employment.

10.Invention and Non-Disclosure Agreement. You shall sign Avid's standard Invention and Non-Disclosure Agreement.

      This offer of employment will remain open until 6:00 p.m., E.S.T. on April 8, 1996. To accept this offer, please sign in the appropriate space below, whereupon this letter shall become a binding agreement between Avid and you.

      We look forward to your joining Avid.

                              Sincerely,

Avid Technology, Inc.


By:  /s/ William S. Kaiser
   William S. Kaiser
   Chairman of the Board



Accepted:

/S/ William J. Miller

William J. Miller

Dated: April __, 1996